Exhibit 10.15

FIRST AMENDMENT
TO
OFFICE BUILDING LEASE

THIS FIRST AMENDMENT TO OFFICE BUILDING LEASE (this “Amendment”) is made and entered into by and between Hall Stonebriar Center I Associates, Ltd., a Texas limited partnership (hereinafter called “Landlord”) and Heartland Card Services, L.L.C., a Missouri corporation (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant have previously entered into a certain Office Building Lease (the “Lease”) dated May 28, 1998 for the lease of Suite 405 (the “Original Premises”) consisting of approximately 2,769 rentable square feet of space in that certain office building commonly known as Stonebriar Center I (the “Building”) located at 2595 Dallas Parkway, Frisco, Texas; and

WHEREAS, Tenant has paid to Landlord a security deposit in the amount of $19,383.00 (the “Original Security Deposit”) to secure its obligations under the Lease as more particularly described in the Lease;

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect the extension of the Lease and the expansion of the Premises by the lease of Suite 305 in the Building consisting of approximately 6,322 rentable square feet (the “Expansion Space”).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Defined Terms.  All capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the Lease.

2.                                       Expansion of Premises.  On November 1, 1998, the Premises shall be expanded by the addition of the Expansion n Space consisting of approximately 6,322 rentable square feet (the “Expansion Space”) as shown as Suite 305 on the floor plan attached hereto as Exhibit “A.”, for a total of approximately 9,091 rentable square feet comprising the Premises.

3.                                       Term of Lease for the Expansion Space.  The term of the Lease for the Expansion Space shall be a period of sixty (60) months, from November 1, 1998 through October 31, 2003.

4.                                       Basic Rental for Expansion Space.  Effective as of November 1, 1998, the Base Rental for the Expansion Premises for the term of the Lease shall be calculated on the basis of $22.00 per rentable square foot, payable monthly in the amount of $11,590.33, for an annual payment of $139,084.00. Tenant shall remain responsible for the payment of the Base Rental for the Original Premises together with all other rentals and sums due under the Lease as amended hereby.

5.                                       Security Deposit for Expansion Space.  Contemporaneously, with the execution of this Amendment, Tenant will pay Landlord the sum of $46,361.33 (the “Expansion Space Security Deposit”)as security for the performance by Tenant under the Lease and this Amendment and which will be subject to the provisions of Section 4.5 of the Lease (the Original Security Deposit and Expansion Space Security Deposit are hereinafter sometimes collectively referred to as the “Security Deposit”). Tenant shall maintain the Security Deposit at all times during the Lease until Tenant delivers to Landlord financial statements satisfactory to Landlord reflecting net current assets of at least$2,500,000.00. After

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Tenant’s delivery to Landlord of financial statements evidencing the satisfaction of such financial requirements, Landlord shall abate all Base Rental next accruing under the Lease until Tenant’s Security Deposit is reduced to $23,180.67. Tenant shall maintain the reduced Security Deposit at all times during the Lease until Tenant delivers to Landlord financial statements satisfactory to Landlord reflecting net current assets of at least $3,500,000.00. After Tenant’s delivery to Landlord of financial statements evidencing the satisfaction of such financial requirements, Landlord shall abate all Base Rental next accruing under the Lease until Tenant’s Security Deposit is reduced to$11,590.33.

6.                                       Improvements to Expansion Space.  Landlord shall make certain improvements to the Expansion Space as described in that certain Work Letter Addendum attached hereto as Exhibit “B” and incorporated herein by this reference for all purposes. Other than the improvements to be made pursuant to the Work Letter Addendum, Tenant hereby acknowledges and agrees that it is taking possession of the Expansion Space on as “AS IS, WHERE IS” basis with all faults.

7.                                       Subletting of Original Premises.  Tenant shall have the right to sublease the Original Premises with the consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall have no right to sublet the Expansion Premises except in accordance with the provisions of Article X of the Lease, which provisions are not modified or amended by this paragraph for purposes of the Expansion Premises. If the Tenant desires to sublease all but not part of the Original Premises, Tenant will notify Landlord at least fifteen (15) days in advance of the date on which Tenant desires to make such sublease. Tenant will provide Landlord with sufficient information concerning the proposed subtenant as Landlord shall reasonably require to allow Landlord to make an informed judgment as to the financial condition, reputation, operations and general desirability of the proposed subtenant. Within ten (10) days after Landlord’s receipt of Tenant’s proposal and all required information concerning the proposed subtenant, Landlord shall notify Tenant in writing of its decision, and any failure to so notify Tenant will be deemed to be a disapproval. If consent to the proposed subtenant is given by Landlord and such subtenant executes a lease for the Original Premises on substantially the same terms as the Lease, then Landlord shall execute and deliver to Tenant an amendment releasing the Original Premises from the Lease and shall return to Tenant the Original Security Deposit, but only to the extent that there has not been an event of default pursuant to which Landlord exercised its remedies under Section 4.5 of the Lease as to any of the Security Deposit.

8.                                       Termination Option.  The termination option contained in Section 20.16 of the Lease is hereby amended by the replacement of the referenced Exhibit “H” by Exhibit “C” attached hereto and incorporated herein for all purposes.

9.                                       Binding Effect.  The terms, covenants, conditions and provisions contained in this Amendment shall be binding upon and inure to the benefit of Landlord and Tenant, their respective heirs, representatives, successors and permitted assigns. Landlord and Tenant hereby ratify and confirm the terms and provisions of the Lease, as amended previously and hereby.

10.                                 Amendment.  This Amendment may not be modified, amended or terminated nor any of its provisions waived except by written agreement signed by both parties. Except as amended hereby, the Lease shall remain in full force and effect, enforceable in accordance with its terms.

11.                                 Governing Law and Venue.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas. Venue shall be proper in any court of competent jurisdiction in Collin County, Texas.

12.                                 Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 30th day of September, 1998.

LANDLORD:

HALL STONEBRIAR CENTER I ASSOCIATES, LTD., a Texas limited partnership

By:	Phoenix/Inwood Corporation, a Texas corporation,
General Partner

By:	/s/ Mark Depker
Mark Depker
Its: Vice President

TENANT:

HEARTLAND CARD SERVICES, L.L.C., a Missouri corporation

By:	/s/ Robert O. Carr
Robert O. Carr
Its: President and Chief Executive Officer

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EXHIBIT “B”

LEASEHOLD IMPROVEMENTS AGREEMENT

The Premises leased by Landlord to Tenant pursuant to the First Amendment to Office Building Lease to which this Work Letter Agreement is attached as Exhibit “B” shall contain or receive the benefit of the following Basic Building Improvements (herein so called) regardless of any other improvements which may be constructed in the Premises pursuant hereto:

A.                                   Ceiling grid installed.

B.                                     Ceiling tiles (2x4) purchased and stacked on the floor.

C.                                     Sprinkler main runs installed, heads installed on the basis of 1/140 square feet.

D.                                    HVAC with 21 zones per floor and power mixing boxes installed.

E.                                      Slot Diffusers installed.

F.                                      Window coverings/Mini Blinds installed.

G.                                     Parabolic lights purchased and stacked on the floor on the basis of 1/130 square       feet.

It is agreed that construction of the Premises shall be completed in accordance with the following procedures:

1.                                       Design of Premises. Using information supplied by Tenant, Landlord’s architect, interior designer or consulting engineer (“Landlord’s Architect”) has, at the sole cost and expense of Landlord, prepared for Tenant, a layout of the Premises (the “Preliminary Space Plan”) which has been delivered and approved by Tenant. The approved Space Plan is hereinafter referred to as the “Final Space Plan”. From the Final Space Plan, Landlord’s Architect will, at the sole cost and expense of Landlord, prepare all one-eighth inch (1/8”) architectural, mechanical and electrical working drawings together with specifications necessary to complete all of the leasehold improvements. When such working drawings and specifications (collectively the “Preliminary Drawings”) have been completed, Landlord shall deliver same to Tenant. Unless Tenant objects to the Preliminary Drawings within ten (10) working days after delivery by Landlord, Tenant shall be deemed to have approved the Preliminary Drawings. If Tenant does reasonably object, Landlord shall deliver revised Drawings to Tenant within ten (10) working days thereafter until Drawings are approved. The approved or deemed approved drawings are hereinafter referred to as the “Final Drawings.” In the event that the Final Drawings have any substantial additions which vary from the Preliminary Drawings, Tenant will be responsible for all cost associated with the preparation of changes to the drawings.

2.                                       Tenant Improvements. Landlord shall install, furnish and perform with reasonable diligence the facilities, materials and work in and for the Premises described in the Final Drawings. The cost of the Tenant Improvements shall include all costs incurred by Landlord in connection with the installation of such Tenant Improvements. Landlord will submit a budget of the cost of all cost of construction to Tenant, within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved the budget. If Tenant objects to the budget Landlord and Tenant shall review the budget and come to agreement on any items to be deleted from the budget. Landlord shall then submit another budget to Tenant, within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved the budget.

2.1                                 Expenditure Authorization. The cost of any work in excess of the Allowance (“Excess Work”) shall be set out in detail in an expenditure authorization (the “Expenditure Authorization”). After the Expenditure Authorization has been prepared, Landlord shall deliver same to

Tenant. Unless Tenant objects to the Expenditure Authorization within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved the Expenditure Authorization. If Tenant objects, Landlord and Tenant shall meet within five (5) days after delivery to Landlord of Tenant’s objections to discuss any revisions to the scope of the Excess Work requested by Tenant. Landlord shall deliver a revised Expenditure Authorization to Tenant within five (5) days after agreement by the parties as to the revised scope of the Above Standard Work and completion of revisions, if any, to the Final Drawings. Unless Tenant objects to the revised Expenditure Authorization within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved same. If the cost of any item is not known or will not be known until it is completed, an estimate of such item’s cost shall be included in the Expenditure Authorization and Tenant shall pay (or Landlord shall give Tenant credit for) any additional (or lesser) actual final cost of such item when the actual cost is finally determined. In no event shall Landlord commence construction of the leasehold improvements until such time as an Expenditure Authorization for Excess Work is approved or deemed approved by Tenant.

3.                                       Landlords Monetary Obligation

Landlord will provide and install initial tenant improvements (the “Tenant Improvements”) in the Premises in accordance with the Final Drawings, as the same may be revised as set forth herein. Landlord’s sole monetary obligation for the Tenant Improvements, including all costs associated with the preparation of the Final Drawings, is to pay an amount (the “Allowance”) not to exceed One Hundred Ten Thousand Six Hundred Thirty Five and NO/100 Dollars ($110,635.00). The Total Construction Costs in excess of the Allowance (collectively “Tenant’s Costs”) shall be borne by Tenant and shall be payable by Tenant as follows:

(a)                                  Tenant shall pay to Landlord prior to commencement of construction of the Tenant Improvements, an amount equal to one hundred percent (100%) of Tenant’s Costs.

(b)                                 As soon as the final accounting can be prepared and submitted to Tenant, Tenant shall pay to Landlord the entire unpaid balance of the actual Tenant’s Costs based on the final costs to Landlord. In the event that such final accounting reflects an amount less than the Allowance a credit will be given to Tenant and a proportionate reduction of the Base Rental shall be calculated. Landlord and Tenant agree that in the event that there is a reduction in the Base Rental they will amend the Lease as to that amount reflected in Article 1.4

In the event that Tenant does not use all of the Allowance, Tenant will be given a credit and reduction of the Base Rental. The reduction will be the amount of the unused Allowance divided by the Term of the Lease times twelve months the product of which will be divided by the Rentable Square Feet in the Premises. The Base Rental per square foot cost will be reduced by this amount and Landlord and Tenant will amend the Lease to reflect the new Base Rental.

4.                                       Change Orders. All changes to the Final Drawings will be subject to Landlord’s prior written approval which shall not be unreasonably withheld. Prior to commencing any change, Landlord shall prepare and deliver to Tenant, for Tenant’s approval, a change order setting forth the cost of such change, which cost will include associated architectural, engineering and construction contractor’s fees, if any, and the cost of the delay, if any, in completing the work resulting from such change [such cost being based upon the number of days of “Base Rental” (as defined in the Lease) Landlord will forego]. If Tenant fails to approve such change order within five (5) days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed change and Landlord will not construct same. If Tenant timely approves such change order, Tenant will immediately pay to Landlord any amounts payable by Tenant in connection with the change order.

5.                                       Permits. Landlord shall take whatever action which shall be necessary to obtain and maintain all authorizations, approvals and permits required by any governmental entity for the work described herein. Tenant shall cooperate with Landlord in obtaining such authorizations, approvals or permits.

6.                                       Commencement of Term.

6.1                                 Commencement Date. Notwithstanding anything in the Lease to the contrary, the Term will commence upon the earlier of Tenant’s occupancy of the Premises or the date set forth in the Certificate of Occupancy issued by the City of Dallas.

6.2                                 Substantial Completion. The work shall be deemed substantially completed for the purposes of this Paragraph 6, notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which details does not materially interfere with Tenant’s use of the Premises or the City of Dallas issuing a Certificate of Occupancy for the Premises.

6.3                                 Tenant Delays. Tenant will be responsible for any delay in completion of Landlord’s work resulting from:

(i)                                     any request by Tenant that Landlord delay the completion of any of the work;

(ii)                                  any request for a change by Tenant in any of the Final Drawings;

(iii)                               Tenant’s failure to supply timely any information necessary to complete the Final Drawings;

(iv)                              any breach or default by Tenant in the performance of Tenant’s obligations under this Lease;

(v)                                 modifications, revisions and changes to the Final Drawings requested by Tenant;

(vi)                              Tenant’s request for Above Standard Work or delays resulting from revision of the Expenditure Authorization after the Final Drawings are approved; and

(vii)                           any other delay of any kind or nature caused by Tenant, its employees, agents or independent contractors.

Any such delay (collectively, “Tenant Delays”) shall extend the time for performance by Landlord of Landlord’s obligations hereunder by an amount of time equal to the length of such Tenant Delay. In addition, Tenant shall on Commencement Date pay to Landlord an amount equal to one (1) day of Base Rental multiplied by the number of days of Tenant Delays in order to compensate Landlord for lost rentals. If the cost to Landlord of the leasehold improvements is increased in any way by a Tenant Delay, Tenant shall also pay to Landlord on Commencement Date the additional cost so incurred.

6.4                                 Uncontrollable Delays. If a delay in substantially completing the work, or if any substantial portion of such delay, is the result of a strike or other labor trouble, fire or other casualty, governmental pre-emption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause beyond Landlord’s reasonable control (collectively, “Uncontrollable Delays”), then each such Uncontrollable Delay shall extend the time for performance by Landlord of Landlord’s obligations hereunder by an amount of time equal to the length of such Uncontrollable Delay.

7.                                       Default. A default by Tenant under this Exhibit F will constitute a default under the Lease and Landlord may exercise Landlord’s remedies under the Lease.

8.                                       Defective Work.

8.1                                 Punch List. Tenant shall give Landlord a notice specifying any Work which remains to be completed or which, if completed, is defective or otherwise not substantially in accordance with the Final Drawings, within thirty (30) days after Commencement Date and thereafter within thirty (30) days after notice from Landlord that any of the work has been fully completed. Landlord shall promptly complete or cause the completion of the incomplete work or remedy or cause the remedy of the defective work set forth in any such notice.

8.2                                 Final Approval. If Tenant shall fail to give such notice within such thirty (30) days after Commencement Date, or within thirty (30) days after receipt of notice from Landlord that the work has been fully completed, as the case may be, then it shall be deemed that the work has been fully completed in accordance with the Final Drawings, except for any defects or omissions in such work not observable upon a reasonable inspection. If Tenant shall give one or more such notices within such thirty (30) day period, then it shall be deemed, except for the items set forth in Tenant’s notice and any defects or omissions not observable upon a reasonable inspection, that all of the work has been completed in accordance with the Final Drawings.

9.                                       Access Before Commencement Date.

9.1                                 Purposes,. Tenant shall have access to the Premises and the Building prior to the Commencement Date only for the purposes of inspecting the work.

9.2                                 Tenant’s Obligations. In connection with such access, Tenant agrees:

(i)                                     to cease promptly upon request of Landlord any activity which shall interfere with or delay the completion of the leasehold improvements or the Commencement Date; and

(ii)                                  to comply and cause Tenant’s agents to comply promptly with all procedures and regulations prescribed by Landlord from time to time.

EXHIBIT “C”

Termination Amortization

Heartland Card Services, L.L.C.

Key Figures
Annual Payments	$42,893.52
Monthly Payment	$3,574.46
Rentable Square Feet	2,769

Tenant Improvements	$159,110.50
Real Estate Commission	$13,083.53
TOTAL	$172,194.03

Inputs
Principal Amount	$172,194.03
Annual Interest Rate	9.00%
Term of Lease	5
Base Year of Lease	1998
Base Month of Lease	November

Mo. #	Month	Beginning Balance	Payments	Principal	Interest	Cumulative Principal	Cumulative Interest	Ending Balance
1	Nov-98	$172,194.03	$3,574.46	$2,283.00	$1,291.46	$2,283.00	$1,291.46	$169,911
2	Dec-98	169,911.03	3,574.46	2,300.13	1,274.33	4,583.13	2,565.79	167,611
3	Jan-99	167,610.90	3,574.46	2,317.38	1,257.08	6,900.51	3,822.87	165,294
4	Feb-99	165,293.52	3,574.46	2,334.76	1,239.70	9,235.27	5,062.57	162,959
5	Mar-99	162,958.76	3,574.46	2,352.27	1,222.19	11,587.54	6,284.76	160,606
6	Apr-99	160,606.49	3,574.46	2,369.91	1,204.55	13,957.45	7,489.31	158,237
7	May-99	158,236.58	3,574.46	2,387.69	1,186.77	16,345.14	8,676.08	155,849
8	Jun-99	155,848.89	3,574.46	2,405.59	1,168.87	18,750.73	9,844.95	153,443
9	Jul-99	153,443.30	3,574.46	2,423.64	1,150.82	21,174.37	10,995.77	151,020
10	Aug-99	151,019.66	3,574.46	2,441.81	1,132.65	23,616.18	12,128.42	148,578
11	Sep-99	148,577.85	3,574.46	2,460.13	1,114.33	26,076.31	13,242.75	146,118
12	Qct-99	146,117.72	3,574.46	2,478.58	1,095.88	28,554.89	14,338.63	143,639
13	Nov-99	143,639.14	3,574.46	2,497.17	1,077.29	31,052.06	15,415.92	141.142
14	Dec-99	141,141.97	3,574.46	2,515.90	1,058.56	33,567.96	16,474.48	138,626
15	Jan-2000	138,626.07	3,574.46	2,534.76	1,039.70	36,102.72	17,514.18	136,091
16	Feb-2000	136,091.31	3,574.46	2,553.78	1,020.68	38,656.50	18,534.86	133,538
17	Mar-2000	133,537.53	3,574.46	2,572.93	1,001.53	41,229.43	19,536.39	130,965
18	Apr-2000	130,964.60	3,574.46	2,592.23	982.23	43,821.66	20,518.62	128,372
19	May-2000	128,372.37	3,574.46	2,611.67	962.79	46,433.33	21,481.41	125,761
20	Jun-2000	125,760.70	3,574.46	2,631.25	943.21	49,064.58	22,424.62	123,129
21	Jul-2000	123,129.45	3,574.46	2,650.99	923.47	51,715.57	23,348.09	120,478
22	Aug-2000	120,478.46	3,574.46	2,670.87	903.59	54,386.44	24,251.68	117,808
23	Sep-2000	117,807.59	3,574.46	2,690.90	883.56	57,077.34	25,135.24	115,117
24	Qct-2000	115,116.69	3,574.46	2,711.08	863.38	59,788.42	25,998.62	112,406
25	Nov-2000	112,405.61	3,574.46	2,731.42	843.04	62,519.84	26,841.66	109,674
26	Dec-2000	109,674.19	3,574.46	2,751.90	822.56	65,271.74	27,664.22	106,922
27	Jan-2001	106,922.29	3,574.46	2,772.54	801.92	68,044.28	28,466.14	104,150
28	Feb-2001	104,149.75	3,574.46	2,793.34	781.12	70,837.62	29,247.26	101,356
29	Mar-2001	101,356.41	3,574.46	2,814.29	760.17	73,651.91	30,007.43	98,542
30	Apr-2001	98,542.12	3,574.46	2,835.39	739.07	76,487.30	30,746.50	95,707
31	May-2001	95,706.73	3,574.46	2,856.66	717.80	79,343.96	31,464.30	92,850
32	Jun-2001	92,850.07	3,574.46	2,878.08	696.38	82,222.04	32,160.68	89,972
33	Jul-2001	89,971.99	3,574.46	2,899.67	674.79	85,121.71	32,835.47	87,072
34	Aug-2001	87,072.32	3,574.46	2,921.42	653.04	88,043.13	33,488.51	84,151
35	Sep-2001	84,150.90	3,574.46	2,943.33	631.13	90,986.46	34,119.64	81,208
36	Oct-2001	81,207.57	3,574.46	2,965.40	609.06	93,951.86	34,728.70	78,242
37	Nov-2001	78,242.17	3,574.46	2,987.64	586.82	96,939.50	35,315.52	75,255